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                                                                   EXHIBIT 10.13

               [LETTERHEAD OF INTERLINK COMPUTER SCIENCES, INC.]


December 9, 1994


Mr. A. J. Berkeley
9206 NW Kaiser Road
Portland, OR 97231

Dear A. J.,

On behalf of Interlink Computer Sciences Inc., it gives me great pleasure to extend you an offer for the position of Vice President, North American Sales. In this position you will be an officer of the company, a member of the senior management team and will be directly responsible for the management of our United States sales people including Regional Managers, Account Executives, Systems Engineers and the management of our resellers and distributors in this territory.

Your compensation plan until June 30, 1995 will consist of the items below:

Base Salary:        $8,334 per month, payable semi-monthly

Auto Allowance:     $275.00 per month, plus $.15 per business mile

Commission:         To facilitate your transition into the Company, you will
                    receive a non-recoverable commission draw of $5,000 per month through June 30, 1995 or .85% commission on product revenue per month whichever is greater. If product revenue is above quota for Q3 FY95 or Q4 FY95, you will receive 3% commission on the product revenue amount over quota. Quota for Q3 and Q4 FY95 are $2.5M and $3.0M respectively.


Bonuses: At 120% of quota achievement for Q3 FY95 and 120% of quota achievement for Q4 FY95, you can receive a bonus. The value of each bonus is $10,000.

Stock Options:      Upon approval by the Board of Directors, you will be granted an option to purchase 90,000 shares of the company's common stock at the option price that is effective at the time of grant. The current option price is $.55 per share. These options will vest at 1/48 per month with a 9 month cliff vesting waiting period. In the tenth month of your employment you will vest 10/48 of your option.
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A. J. Berkeley Letter
December 9, 1994
Page two


Moving and Storage
of personal effects:    The Company will pay freight and insurances charges for
                        the transportation of your personal, household and miscellaneous items as well as up to 60 days storage of personal goods while securing a residence in the Bay
                        Area. The Company will pay up to $10,000 for these relocation and storage costs based on an approved estimate of charges for relocation and storage of such goods. The Human Resources Department will work with you to provide you with an approved carrier for relocation.

Miscellaneous Costs
associated with
Relocation:             The Company will reimburse you up to $5,000 for
                        miscellaneous costs directly associated with your relocation to the Bay Area that you incur within six months of your hire date. These costs should be submitted and approved via a Company Expense Report with receipts attached.

Your employment at Interlink is on an at will basis and you may be terminated at any time, either with or without cause. In the event of such a termination, other than voluntary resignation, you would receive a severance package equal to three month's base salary, unless you find other employment.

As an officer of the Company you will be covered by an Indemnification Agreement. Please read, sign and return the enclosed Agreement.

A. J., the management team and I are very enthusiastic about what you bring to Interlink. Your confidence, your leadership abilities and your business acumen are key to our building a great company and achieving our goals.

A. J., I sincerely hope you give accept this offer for it offers you an extraordinary opportunity to be an executive of a growing, independent company, to work in a exciting market segment; to work with a management team who is committed to the company and the success of each of the team members, and when we are successful, you will have the opportunity to earn substantial financial rewards.
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Letter to A. J. Berkeley
December 9, 1994
Page three


Please sign this letter to indicate your acceptance. You should plan your start date to be as soon as possible, preferably January 3, 1995. This offer is valid until Friday, December 16, 1994.


Sincerely,

INTERLINK COMPUTER SCIENCES, INC.

/s/ Charles W. Jepson

Charles W. Jepson
President & CEO

                                            Agreed to and accepted by:

                                            /s/ A. J. Berkeley
                                            ------------------------------

                                            1-5-95
                                            ------------------------------
                                                    Date
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               [LETTERHEAD OF INTERLINK COMPUTER SCIENCES, INC.]



December 14, 1994



Mr. A. J. Berkeley
9206 NW Kaiser Road
Portland,OR 97231

Dear A.J.:

This letter is an addendum to our offer letter to you dated December 9, 1994 and outlines provisions for the Company to pay temporary housing costs associated with your relocation to the Bay Area.

The Company will reimburse you or pay on your behalf the costs associated with temporary housing for up to three months from your hire date. These covered costs will include a furnished apartment or comparable accommodations including utilities, costs for laundry services excluding dry cleaning and costs of a rental car and gasoline until your personal auto is available. The Company does not provide for reimbursement of meals other than those for business purposes.

Our Human Resources Department will assist you in securing your temporary living accommodations. Please feel free to call Linda Keala our Human Resources Director at (510)249-6111.

Sincerely,

/s/ Charles W. Jepson

Charles W. Jepson
President and CEO